SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934

(Amendment No.     )

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DCP Holding Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 24, 2009

Dear DCP Holding Company Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Wednesday, April 22, 2009, at 6:30 p.m., local time, at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio 45246.

At the meeting, we will ask you to elect seven members of the Board of Directors. We will also review the progress of the Company during the past year and you will have the opportunity to ask questions. The attached Notice of Annual Meeting of Shareholders and Proxy Statement describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to greeting as many of our shareholders as possible.

Sincerely,

/s/ Stephen T. Schuler, DMD	/s/ Anthony A. Cook
STEPHEN T. SCHULER, DMD Chairman of the Board	ANTHONY A. COOK President, Chief Executive Officer and Director

DCP HOLDING COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 22, 2009

To Our Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of DCP Holding Company, an Ohio corporation (the “Company”), will be held on Wednesday, April 22, 2009, at 6:30 p.m., local time, at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio, for the following purposes:

1.	To elect seven members of the Board of Directors.

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only shareholders of record of DCP Holding Company’s Class A Common Shares at the close of business on March 6, 2009 are entitled to notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, please vote as soon as possible by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person even if he or she has voted using the proxy card by revoking his or her proxy prior to the vote being taken.

By Order of the Board of Directors

/s/ Fred Bronson, DDS

FRED BRONSON, DDS

Secretary

Sharonville, Ohio

March 24, 2009

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY COMPLETING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2009:

This proxy statement and the Company’s 2008 Annual Report to Shareholders are also available at: www.dentalcareplus.com/eproxy

DCP HOLDING COMPANY

PROXY STATEMENT

General

The Company is soliciting the enclosed proxy for use by our Board of Directors (the “Board”) at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, April 22, 2009, at 6:30 p.m., local time, and at any postponement or adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio 45246, and the telephone number at that location is (513) 771-7744.

The cost of this solicitation will be borne by the Company. In addition to solicitation of proxies by mail, Company employees may solicit proxies by telephone, facsimile or electronic mail.

If you sign and return the enclosed proxy card, your vote will be cast as indicated on the card. Your presence at the Annual Meeting will not, in and of itself, revoke your proxy. However, you may revoke your proxy anytime before it is exercised by delivery to us of a new, later-dated proxy, or by giving written notice to us before or at the Annual Meeting. Notice of revocation of your proxy prior to the Annual Meeting should be delivered to DCP Holding Company, Secretary, at the Company’s corporate headquarters, 100 Crowne Point Place, Sharonville, Ohio 45241-5427.

The Company is authorized to issue 7,500 Class A Redeemable Common Shares, without par value (hereinafter the “Class A Common Shares”), 100,000 Class B Redeemable Common Shares, without par value (hereinafter the “Class B Common Shares”), and 100,000 preferred shares, without par value. As of March 6, 2009, the record date for the determination of holders of Class A Common Shares entitled to notice of, and to vote at, the Annual Meeting, there were 627 Class A Common Shares outstanding that were held of record by 627 shareholders and 7,754 Class B Common Shares outstanding that were held of record by 651 shareholders. Class A Common Shares are entitled to one vote per share on all matters submitted to a vote of shareholders, but do not have the right to vote cumulatively in the election of directors. The Class B Common Shareholders do not have voting rights, except as provided by law. Class A Common Shares may be convertible into Class B Common Shares at any time at the option of and without cost to the shareholder. The Class B Common Shares do not have any conversion rights. There are no preferred shares issued or outstanding.

The holders of a majority of our outstanding Class A Common Shares on the record date must be present or represented by proxy at the Annual Meeting of Shareholders to constitute a quorum.

This proxy statement, the accompanying Notice of Annual Meeting of Shareholders and the enclosed proxy card and 2008 Annual Report to Shareholders are first being sent to shareholders on or about March 24, 2009.

Voting

How to vote. Class A shareholders may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. If desired, provided that you have properly revoked your proxy (see above), you can change your vote at the meeting.

How proxies work. The Board of Directors is asking for your proxy. By giving a proxy you authorize the persons named to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of the director candidates. All proxies properly signed will, unless a different choice is indicated, be voted “FOR” the proposal to set the number of directors at twelve and the election of all nominees for Directors proposed by the Board of Directors. Although we do not currently anticipate that any other matters will be raised at the meeting, if any other matters come before the meeting or any postponement or adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Class A Common Shares and Class B Common Shares of DCP Holding Company as of March 6, 2009 for the following: (1) each person who is known by us to beneficially own more than 5% of the outstanding shares of DCP Holding Company’s Class A Common Shares or Class B Common Shares; (2) each of our Named Executive Officers; (3) each of our directors; and (4) our directors and executive officers as a group.

	Number and Class of Shares Beneficially Owned		Percent of Class
NAME OF BENEFICIAL OWNER	Class A	Class B	Class A	Class B
Fred J. Bronson	1	33	*	*
Michael Carl	1	11	*	*
Jack M. Cook	0	18	*	*
Ross A. Geiger	0	12	*	*
Roger M. Higley	1	21	*	*
David A. Kreyling	1	11	*	*
James E. Kroeger	0	12	*	*
Donald J. Peak	0	12	*	*
Fred H. Peck	1	11	*	*
Molly Meakin-Rogers	0	46	*	*
Stephen T. Schuler	1	54	*	*
Mark Zigoris	1	53	*	*
Anthony A. Cook	0	0	*	*
Robert C. Hodgkins, Jr.	0	0	*	*
Ann Young	0	0	*	*
Laura S. Hemmer	0	0	*	*
Jodi Fronczek	0	0	*	*
Directors and Officers as a group	7	294	1.11%	3.78%

*	Less than one percent (1%)

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board of Directors currently has thirteen members and is divided into two classes, with Class I consisting of seven members and Class II consisting of six members. The members of each class are elected to serve a two-year term with the term of office for each class ending in consecutive years. At this year’s Annual Meeting, the terms of our Class II directors will expire. The directors named below are the current Class II directors who have been recommended by the Nominating Committee and nominated for re-election to the Board by a majority of the independent directors. The term of office of each person elected as a Class II director will continue until the 2011 Annual Meeting of Shareholders. In addition, Anthony A. Cook is a Class I director who was elected by the Board of Directors in November of 2008 to fill a vacancy in Class I. Anthony A. Cook has also been recommended by the Nominating Committee and nominated for re-election to the Board by a majority of the independent directors for a term of office that will continue until the 2010 Annual Meeting of Shareholders.

Your proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors intends that proxies will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by a majority of the independent directors. The following information is furnished with respect to each person nominated for election as a director.

Recommendation

The Board of Directors recommends that you vote “FOR” the election of the seven nominees listed below.

DIRECTOR NOMINEES

Name	Age	Period of Service as a Director	Expiration of Term for which Proposed
Fred J. Bronson, DDS	74	1999 to date	2011
Jack M. Cook, MHA	64	2002 to date	2011
Fred H. Peck, DDS	48	1988 to date	2011
Molly Meakin-Rogers, MBA, CPA	51	1989 to date	2011
Stephen T. Schuler, DMD	61	1998 to date	2011
Mark Zigoris, DDS	72	1988 to date	2011
Anthony A. Cook, MS, MBA	58	2008 to date	2010

Dr. Fred Bronson has been engaged in the private practice of general dentistry in the Cincinnati, Ohio area since 1962. He is presently the Chairman of the Board’s Nominating Committee and serves on the Provider Relations and Credentialing Committees. Dr. Bronson has been Secretary of Dental Care Plus since March 10, 2004 and Secretary of the Company since the reorganization of Dental Care Plus.

Mr. Jack Cook has been a senior consultant with the Compass Group in Cincinnati since 2001. Mr. Cook has also served as President and Chief Executive Officer of The Health Alliance of Greater Cincinnati, President of The Christ Hospital and founding president of the managed care network called Healthspan since his recruitment to Cincinnati in 1983. He attended the University of North Carolina and Duke University, earning a B.S. degree in Business and a Master’s degree in Hospital Administration. Mr. Cook is presently Chairman of the Board’s Governance Committee and serves on the Audit, Marketing and Product Development, Compensation and Benefits and Provider Fee Committees.

Dr. Fred Peck has been engaged in the private practice of general dentistry in the Cincinnati, Ohio area since 1986. He is presently Chairman of the Board’s Utilization Review and Quality Assurance Committee and serves on the Provider Relations, Ad Hoc Information Technology and Marketing and Product Development Committees. Dr. Peck has been Treasurer of Dental Care Plus since 1990 and the Treasurer of the Company since the reorganization of Dental Care Plus.

Ms. Molly Meakin-Rogers has been the Director of Reimbursement at St. Elizabeth Medical Center (SEMC) since 2000. Before joining SEMC, she served as a consultant to SEMC, as well as Johnson & Johnson and other local health care agencies. From 1987-1998 she was an Assistant Professor of Finance in the Masters of Health Administration Program at Xavier University. Ms. Rogers was employed by the accounting firm of Ernst & Whinney for eight years previous to her position with Xavier University. She is a Board member and Treasurer of Indian Hill Recreation Commission and a Board member of Carmel Manor Nursing Home. Ms. Rogers serves on the Board’s Audit, Finance, Provider Fee, Nominating and Ad Hoc Information Technology Committees.

Dr. Stephen Schuler has been engaged in oral and maxillofacial surgery in the Northern Kentucky area since 1974. He is the President of Oral Facial Surgery Associates, a past President of the Kentucky Board of Dentistry, a past President of the Kentucky Society of Oral and Maxillofacial Surgery and a past Chairman of the Board of Kentucky Dental Association. Dr. Schuler is presently the Chairman of the Board of Directors of the Company and serves on the Finance, Compensation and Benefits, Governance and Credentialing Committees. Dr. Schuler was the Vice Chairman of Dental Care Plus from 2001-2005 and the Vice Chairman of the Company from the reorganization of Dental Care Plus through 2005. He became the Chairman of the Company effective January 2006.

Dr. Mark Zigoris has been engaged in the specialty practice of periodontics since 1966 and has served as Professor and Chairman of the Department of Periodontics from 1966 to 1983 at the University of Louisville School of Dentistry, and as Professor and Chairman of the Department of Preventative Dental Sciences at King Saud University, Saudi Arabia, from 1983 to 1986. He has been engaged in the private practice of periodontics in the Cincinnati, Ohio area since 1986. He is currently the President of the Sycamore Glen Condominium Owners Association and a member of the Board of Directors of the Buckeye Scholarship Foundation and of VP—AHEPA.127 Inc. (a senior citizen housing project). Dr. Zigoris is presently Chairman of the Board’s Marketing and Product Development Committee and serves on the Utilization Review and Quality Assurance, Provider Relations and Ad Hoc Shareholders/Share Evaluation Committees.

Mr. Anthony Cook has been President and Chief Executive Officer of Dental Care Plus since February 2001 and, upon reorganization of Dental Care Plus, also assumed this position for the Company. Mr. Cook has over 29 years of management experience in the health care industry. He has HMO experience as a Plan Administrator, the Director of Health Systems for the largest Blue Cross and Blue Shield HMO in Ohio, as well as the Executive Director of a provider owned health plan. Before arriving at Dental Care Plus, Mr. Cook assisted health care organizations in developing capabilities to succeed in a managed care environment. Mr. Cook has a bachelor’s degree in psychology and a master’s degree in guidance and counseling from Youngstown State University as well as a Master of Business Administration degree from Baldwin-Wallace College in Cleveland, Ohio.

Class I Directors – Terms Ending in 2010

Current Class I directors whose terms continue until the Annual Meeting of Shareholders in 2010:

Name	Age	Period of Service as a Director	Term Expires in:
Ross A. Geiger	42	2001 to date	2010
Roger M. Higley, DDS	70	2000 to date	2010
David A. Kreyling, DMD	55	1996 to date	2010
Donald J. Peak, CPA	55	2001 to date	2010
Michael Carl, DDS	49	2004 to date	2010
James E. Kroeger, MBA, CPA	53	2006 to date	2010

Ross A. Geiger has been a Vice President at Key Bank since 2007. Prior to joining Key Bank, Mr. Geiger was a Vice President for Wells Fargo Business Credit from 2004 to 2007. Mr. Geiger served as a Vice President at Fifth Third Bank from 1998 to 2004. Mr. Geiger received a Bachelor of Arts degree from the University of Cincinnati in 1990. He is a member of the Tristate Association for Corporate Renewal, the Association for Corporate Growth, the Turnaround Management Association, the Greater Cincinnati Venture Association and the Louisville Venture Club. Mr. Geiger is presently Chairman of the Board’s Provider Fee Committee and serves on the Finance, Marketing and Product Development, Ad Hoc Shareholders/Share Evaluation and Ad Hoc Information Technology Committees.

Roger M. Higley, DDS has been engaged in the private practice of general dentistry in Cincinnati, Ohio since 1969. He is the Treasurer of Westwood United Methodist Church and has served in the past as a director and the Secretary of Westwood Homestead Bank, the Secretary of the Cincinnati Dental Society, the President of Gray Museum and the President of Kiwanis Club of Cheviot. Dr. Higley is currently Chairman of the Board’s Provider Relations Committee and serves on the Audit, Nominating, Utilization Review and Quality Assurance, Compensation and Benefits, Governance and Credentialing Committees. Dr. Higley was named the Vice Chairman of the Company in January 2006.

David A. Kreyling, DMD has been engaged in the private practice of general dentistry in the Florence, Kentucky area since 1980 and has served as President of the Northern Kentucky Dental Society. Dr. Kreyling currently is Chairman of the Board’s Benefits and Compensation Committee and serves on the Utilization Review and Quality Assurance and Finance Committees.

Donald J. Peak, CPA has been President of DJ Peak Consulting of Cincinnati, Ohio since 1992. Mr. Peak received a Bachelor of Science degree from Indiana State University. He is currently a member of the American Institute of Certified Public Accountants and the Healthcare Financial Management Association. Mr. Peak is presently Chairman of the Board’s Finance Committee and the Ad Hoc Information Technology Committee. He also serves on the Board’s Marketing and Product Development, Governance and Provider Fee Committees.

Michael Carl, DDS has been engaged in the private practice of general dentistry in Cincinnati, Ohio since 1986. He has served as Vice President and President of the Cincinnati Dental Society. Previously he was also a member of the Cincinnati Dental Society Nominating and Peer Review Committees. Dr. Carl has been a delegate with the Ohio Dental Association since 1998. He is a member of the Alpha Omega Dental Fraternity and served as President in 2001. Dr. Carl graduated from Ohio State University in 1985, which was followed by a general practice residency at Mt. Sinai Hospital in Cleveland, Ohio. He is a member of the Cincinnati Dental Association, Ohio Dental Association and the American Dental Association. He currently is the Chairman of the Credentialing Committee and serves on the Audit, Marketing and Product Development and Utilization Review and Quality Assurance Committees.

James E. Kroeger, MBA, CPA has been the Director of Internal Audit at The Midland Company since 2004. Prior to joining The Midland Company, he was a Firm Director in the Audit and Assurance practice of

Deloitte & Touche LLP in Cincinnati, Ohio. He was with Deloitte approximately 25 years, specializing in auditing insurance and health care entities. He is currently a member of the Board of Governors of the University of Cincinnati Alumni Association. Mr. Kroeger currently is the Chairman of the Audit Committee and serves on the Finance and Provider Fee Committees.

Director Independence

Our Board of Directors has determined that each of the following members is an “independent director” as defined by the listing standards of The Nasdaq Stock Market: Jack M. Cook, Ross A. Geiger, James E. Kroeger, Donald J. Peak, and Molly Meakin-Rogers. The following directors are not an “independent director” as defined by the listing standards of The Nasdaq Stock Market due to their status as a participating provider with Dental Care Plus, Inc. or status as an officer of the Company: Fred J. Bronson, Michael Carl, Roger Higley, David A. Kreyling, Fred H. Peck, Stephen T. Schuler, Mark Zigoris and Anthony A. Cook.

Meetings and Committees

Our Board of Directors held a total of nine meetings during 2008 and also took certain actions by written consent. No incumbent director during the last year attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which she or he has been a director) and (ii) the total number of meetings held by all committees on which he or she served. We invite, but do not require, our directors to attend the Annual Meeting. All of our directors attended the 2008 Annual Meeting of Shareholders.

Our Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. Our Board of Directors has five standing committees: Audit, Finance, Nominating, Compensation and Benefits, and Governance.

Audit Committee. The Audit Committee’s members are James E. Kroeger, MBA, CPA, Chairman, Molly Meakin-Rogers, MBA, CPA, Roger M. Higley, DDS, Michael J. Carl, DDS, Jack M. Cook, MHA. The Committee met eight times in 2008. The Audit Committee is responsible for facilitating the Board of Directors’ financial oversight responsibilities for DCP Holding Company. The Committee is also responsible for appointing, retaining, compensating, overseeing, evaluating and terminating the Company’s independent auditors. The Audit Committee alone has the authority to approve all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors. The independent auditors report directly to the Audit Committee. The Audit Committee also prepares the Audit Committee Report as it appears in this Proxy Statement. The Board of Directors has determined that Mr. Kroeger is an “audit committee financial expert”, as defined under Regulation S-K Item 407(d)(5). In addition, Mr. Kroeger meets the independence standards applicable to Audit Committee members under SEC’s rules for companies listed on the Nasdaq Stock Market. Mr. Cook, Mr. Kroeger and Ms. Rogers are “independent” as such term is defined for audit committee members by the listing standards of The Nasdaq Stock Market. The Audit Committee has a charter. A copy of the charter is attached as an Appendix to this proxy statement. The charter is not available on the Company’s website.

Finance Committee. The Finance Committee’s members are Donald J. Peak, CPA, Chairman, Stephen T. Schuler, DMD, Molly Meakin-Rogers, MBA, CPA, David A. Kreyling DMD, James E. Kroeger, MBA, CPA and Ross Geiger. The Committee met twelve times in 2008. The Finance Committee is responsible for assisting the Board of Directors in fulfilling its responsibilities for reviewing and monitoring financial performance, budget development and strategic financial planning of the Company and its subsidiaries. The Finance Committee also: (a) provides advice and counsel as requested by management in the review of opportunities for investment in businesses anticipated to contribute to the Company’s growth and profit objectives; (b) provides advice and counsel as requested by management in the review of decisions on significant investment in the Company’s business, such as real estate, buildings, equipment and technology and (c) reviews and makes a recommendation to the full Board regarding the Company’s investment to the extent a business or investment opportunity is financially or strategically material to the Company.

Benefits and Compensation Committee. The Benefits and Compensation Committee’s (the “Committee”) members are David A. Kreyling, DMD, Chairman, Roger M. Higley, DDS, Stephen T. Schuler, DMD, Jack M. Cook, MHA, and Molly Meakin-Rogers, MBA, CPA. The Committee does not have a charter. The Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers. The Committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Committee may retain the services of a compensation consultant and consider recommendations from the Chief Executive Officer and the Chairman of the Board with respect to goals and compensation of the other executive officers. The Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Committee. The Committee is responsible for administering our management equity incentive plans. The Committee also periodically reviews compensation and equity-based plans and makes its recommendations to the Board with respect to these areas. The Committee met seven times in 2008.

The Benefits and Compensation Committee: (a) reviews and establishes the compensation and benefits for the Company’s Named Executive Officers (defined below) and reports these decisions to the Board of Directors; (b) reviews the compensation and benefits for the Company’s other senior executive officers; (c) reviews the design of and administers, as appropriate, the Company’s broad-based incentive plans; (d) determines and establishes the appropriate retirement and severance packages and benefits to be given by the Company to our Named Executive Officers; (e) monitors the conformity of the aforementioned compensation and incentive packages with various laws and regulatory considerations pertaining to compensation matters; and (f) prepares the Report of Benefits and Compensation Committee for inclusion in this Proxy Statement. Jack M. Cook and Molly Rogers are “independent” as such term is defined by the listing standards of The Nasdaq Stock Market.

Governance Committee. The Governance Committee’s members are Jack M. Cook, MHA, Chairman, Stephen T. Schuler, DMD, Roger Higley, DDS, and Donald J. Peak, CPA. The Governance Committee held three meetings during 2008. The Governance Committee: (a) reviews the independence and other qualifications of Board members, considering questions of possible conflicts of interest among Board members or management and DCP Holding Company and its subsidiaries, and monitoring all other activities of Board members or management that could interfere with such individuals’ duties to DCP Holding Company; (b) provides periodic review of Board performance and compensation and reports its findings to the Benefits and Compensation Committee or to the Board; and (c) makes recommendations to the Board concerning the composition, size, structure and activities of the Board and its committees. The Governance Committee includes Jack M. Cook and Donald J. Peak who meet the independence requirements of The Nasdaq Stock Market.

Nominating Committee. The Nominating Committee’s members are Fred J. Bronson, DDS, Chairman, Molly Meakin-Rogers, MBA, CPA, David A. Kreyling, DMD and Michael J. Carl, DDS. The Nominating Committee met three times in 2008. The Nominating Committee does not have a charter. Its function is to recommend to the full Board of Directors persons to be nominated for election as directors. The Nominating Committee will consider nominees recommended by holders of Class A Common Shares (each an “Eligible Nominating Shareholder”), provided that such nominations are submitted in writing to Stephen T. Schuler, DMD, 100 Crowne Point Place, Sharonville, Ohio 45241, not later than February 1 preceding the Annual Meeting. In its evaluation the Committee does not distinguish between nominees identified by the Nominating Committee and nominees recommended by shareholders.

Director Nomination Process

The Nominating Committee has adopted a policy regarding director nominations (the “Policy”). The Policy establishes qualifications and factors for selection of persons to be nominated to serve as directors. Those factors reflect the Nominating Committee’s belief that a candidate for the Board should demonstrate experience or expertise needed to offer meaningful and relevant advice and guidance to management, possess the proven ability to exercise sound business judgment, and have consistently demonstrated the highest personal integrity and ethics. The Nominating Committee evaluates candidates taking into consideration, among other things, the current composition of the Board, the Company’s operations and its plan for the future, long-term interests of the Company and its shareholders, and the need to maintain a balance of knowledge, experience, and capabilities. The Policy is subject to periodic review and amendment by the Nominating Committee in consultation with other independent directors serving on the Company’s Board.

The Policy provides that the Nominating Committee will consider candidates who are duly recommended in writing by Eligible Nominating Shareholders. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a director if elected, a commitment by the nominee to meet personally with the Nominating Committee. In addition, in order for a recommendation to be considered by the Nominating Committee, the Recommendation Notice must contain, at a minimum, the following: the name, address, and telephone number of the Eligible Nominating Shareholder making the recommendation; the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgment by the individual being recommended that he or she has consented to that recommendation and consents to the Company’s undertaking of an investigation into that individual’s background, experience and qualifications in the event that the committee desires to do so; any information not already provided about the person’s background, experience and qualifications necessary for the Company to prepare the disclosure required to be included in the Company’s proxy statement about the individual being recommended; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; the disclosure of any relation of the individual being recommended with the Eligible Nominating Shareholder, whether direct or indirect, and, if known to the Eligible Nominating Shareholder, any material interest of such Eligible Nominating Shareholder or individual being recommended in any proposals or other business to be presented at the Company’s Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such Eligible Nominating Shareholder).

The Nominating Committee determines, and reviews with the Board of Directors on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board of Directors as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board of Directors’ activities and the willingness to do so. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Nominating Committee will evaluate such recommended nominees considering the additional information regarding them contained in the recommendation notices. When seeking candidates for the Board of Directors, the Committee may solicit suggestions from incumbent directors and management. Ultimately, the Nominating Committee will recommend to the Board of Directors prospective nominees who the Nominating Committee believes will be effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of the Company’s shareholders.

To date, the Nominating Committee has not paid a fee to a third party for assistance in identifying and evaluating prospective nominees to stand for election to the Board of Directors. However, the Nominating Committee reserves the right to retain such services in the best interests of DCP Holding Company and its shareholders.

Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you should mail a written statement of the purpose and substance of your desired communication to: DCP Holding Company, 100 Crowne Point Place, Cincinnati, Ohio 45241, Attention: Corporate Secretary. Your communication will be reviewed to determine its appropriateness by our Corporate Secretary. Our Corporate Secretary reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

Required Vote

The seven nominees receiving the highest number of votes of the shares present or represented and entitled to be voted shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business but have no other legal effect under Ohio law.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The primary role of the Audit Committee is to provide oversight and monitoring of DCP Holding Company’s management and the independent registered public accounting firm and their activities with respect to DCP Holding Company’s financial reporting process. In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles in the United States of America. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2008, with management;

•

discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received from Deloitte & Touche LLP the written disclosures and letter from Deloitte & Touche LLP required by the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence; and

•	discussed with Deloitte & Touche LLP any relationships that may affect their objectivity and independence.

Based upon the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

James E. Kroeger, MBA, CPA, Chairman

Michael Carl, DDS

Jack M. Cook, MHA

Roger M. Higley, DDS

Molly Meakin-Rogers, MBA, CPA

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Benefits and Compensation Committee of the Board (the “Committee”) oversees DCP Holding Company’s executive officer compensation and equity-based programs. The Committee reviews and establishes the compensation and benefits for DCP Holding Company’s Named Executive Officers (defined below) and reviews the principles and strategies that guide the design of compensation plans and benefit programs for all of the Company’s senior executive officers. The Committee is composed entirely of non-employee members of the Board.

Objectives of Compensation Program

The Company’s compensation programs help recruit, retain and motivate a group of talented and diverse executives, rewarding them for profitable corporate performance and providing incentives for them to create short-term and long-term corporate stability and growth. Accordingly, the key components of the Company’s compensation package for its executives are base salary, benefits, short-term and long-term incentive compensation and other long-term incentives comprised of restricted share or unit awards. The level of these compensation components for the Company’s Named Executive Officers is determined by the Committee. The CEO is our principal executive officer and the CFO is our principal financial officer.

The Committee’s philosophy is that the Company will achieve its best results if its executives act and are rewarded as business owners. Ownership is not only about owning stock, but is also about being accountable for business results. Owners take initiative and responsibility for the assets of the business, including its employees. As executives progress to higher levels at the Company, their responsibilities and rewards will progress as well. Executive compensation programs affect all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team, rather than individuals, in attaining key operating objectives, such as growth of membership, growth of operating revenue, growth of operating earnings and earnings per share and growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased book value for our stock. We believe that the performance of the executives in managing our Company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We seek to have the long-term performance of our stock reflected in executive compensation through our management equity incentive plan.

Elements of Compensation; Determination of Amounts

Elements of compensation for our executives include: salary, short-term and long-term incentive compensation, health, disability and life insurance, perquisites and restricted share unit awards. Base salaries are set for our executive officers at the regularly scheduled November meeting of our Benefits and Compensation Committee. At this meeting, the Committee also approves and adopts the management equity incentive plan for the new fiscal year and typically grants restricted share unit awards to all of our executives and certain other eligible employees. These executives and other eligible employees have the option to elect to defer their restricted share unit awards under the Company’s deferred compensation plan.

At the beginning of each fiscal year, including 2008, it has been the practice of the Committee to review the history of all the elements of each executive’s total compensation and compare the compensation of the executives with that of the executives in an appropriate market comparison group. At the fall meeting referred to above, the CEO makes compensation recommendations to the Committee with respect to the executives who report to him. Such executives are not present at the time of these deliberations. The Chairman of the Board then makes compensation recommendations to the Committee with respect to the CEO, who is absent from that meeting. The Committee may accept or adjust such recommendations and also makes the sole determination of the Chairman of the Board’s compensation.

We pay each element of compensation to attract and retain the executive talent, reward annual performance and provide incentive for a balanced focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of the Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

•	performance against corporate and individual objectives for the previous year;

•	difficulty of achieving desired results in the coming year;

•	value of their unique skills and capabilities to support long-term performance of the Company;

•	performance of their general management responsibilities; and

•	contribution as a member of the executive management team.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating our entry into new markets, providing proper compliance and regulatory guidance, and helping to create a cohesive team.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our shareholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis and in the form of bonus compensation to reward superior performance against specific short-term goals. We provide restricted share unit non-cash compensation to reward longevity and increased share value. The following items of corporate performance are taken into account in setting compensation policies:

•	membership, operating revenue and corporate earnings per our financial plan;

•	achievement of our strategic objectives; and

•	the book value of our Common Shares.

Compensation Consultant

Every two years, with the assistance of an independent executive compensation consultant, who reports directly to the Committee, the Committee evaluates the Company’s plans and programs for the CEO against current and emerging compensation practices in the insurance industry, legal and regulatory developments and corporate governance trends. Annually, the CEO, with the assistance of a different compensation consultant, evaluates the Company’s plans and programs for the Company’s executive staff against the current and emerging compensation practices in the insurance industry. In 2008, this review provided assurance that the Company’s compensation programs are designed to help attract and retain the talent necessary to maintain its long history of strong growth, profitability and shareholder returns.

The Committee annually examines the ongoing competitiveness of the Company’s executive compensation programs, reviews both Company and individual executive performance and reports compensation levels for each Named Executive Officer to the Board. The Committee works to ascertain and establish competitive levels of base compensation, short-term incentive compensation and long-term incentive awards for the CEO, CFO and other Named Executive Officers of DCP Holding Company. Annually, the Committee:

•	Reviews compensation levels of the CEO, CFO and other Named Executive Officers against surveys of leading peer group companies and a broader range of major insurance companies provide by our compensation consultants. As a part of this work, the Committee validates that total compensation paid is appropriate based on an analysis that compares the Company’s performance to the performance of the peer group using publicly available financial performance measures.

•

Ensures that a significant portion of the total compensation packages for the CEO, CFO and other Named Executive Officers are performance-based and that compensation opportunities are designed to create incentives for above-target performance and consequences for below-target performance.

•	Approves the base salary compensation for the CEO, CFO and other Named Executive Officers.

•

Approves the target level of non-equity incentive plan compensation for the CEO, CFO and other Named Executive Officers and the Company performance goals that must be achieved in order for the CEO, CFO and Other Named Executive Officers to receive all or a portion of their non-equity incentive compensation.

•	Approves long-term incentive awards in the form of grants of restricted share units under the management equity incentive plan and the deferred compensation plan.

While the Committee is solely responsible for establishing the compensation level and components for the CEO, the CEO is responsible for evaluating the compensation level of the CFO and other Named Executive Officers and making compensation recommendations to the Committee. The CEO is also involved in establishing individual and departmental objectives and goals with the CFO and other Named Executive Officers and evaluating their performance on an annual basis.

Named Executive Officer Compensation

Base Salaries

It is the goal of the Committee to establish salary compensation for our executives based on our Company’s operating performance relative to companies of comparable size in our industry over a three to five year period. In setting base salaries for fiscal 2008, the Committee reviewed the research provided by our compensation consultants with respect to the salary compensation of officers with comparable qualifications, experience and responsibilities at companies in their recommended peer group. The Committee established our target for the total compensation level of for the CEO, CFO and other Named Executive Officers of DCP Holding Company at the 50th percentile of the range of compensation for comparable position with comparable peer companies in our industry. We believe that this gives us the opportunity to attract and retain talented managerial employees both at the senior executive level and below. The Committee, in determining the base salaries for both the CEO and the CFO, considered several factors, including, but not limited to, the compensation payable to the chief executive officers and chief financial officers of various other companies, including other specialty insurance companies with comparable asset size and premium income.

Short Term Non-Equity Incentive Compensation

Near the end of fiscal 2005, the Committee adopted the 2006 management non-equity incentive plan. The management non-equity incentive plan is designed to reward our executives for the achievement of shorter-term financial goals, principally annual increases in plan membership, operating revenue and net operating income. These corporate goals are established at levels that the Committee determines are achievable but also a significant challenge for the executive management team. It is the practice of the Committee to establish these Company performance goals prior to the beginning of the applicable performance year. It is our general philosophy that management be rewarded for their performance as a team in the attainment of these goals, rather than individually. We believe that this is important to aligning our executives and promoting teamwork. With the exception of Ms. Young, the Chief Sales and Marketing Officer, each executive is eligible to receive eighty percent (80%) of his or her award based on the performance of the Company relative to the operating revenue and net operating income goals discussed below. The remaining twenty percent (20%) of these awards under the plan are granted at the discretion of the Committee in the case of the CEO and at the discretion of The Committee and the CEO in the case of the CFO and other named executive officers

In November of 2007, the Committee established the corporate goals for 2008: operating revenue of approximately $66.6 million for 2008, and net operating income of approximately $1.5 million for 2008. Under the terms of this plan, the target bonus payable for the CEO was established at 30% of his fiscal 2008 base salary. The target bonus amount for the CFO and the other named executive officers, with the exception of Ms. Young, was established at 18% to 20% of each officer’s fiscal 2008 base salary. These target bonus levels corresponded to our achievement of 103% of the operating revenue and net operating income as set forth in our financial plan for fiscal 2008. The target bonus level for Ms. Young, our Chief Sales and Marketing Officer, was established at $15,000 per quarter and $30,000 at the end of 2008 based on the achievement of specific plan membership and operating revenue performance goals for each quarter and profitability goals for the fiscal year as a whole.

In its discretion the Committee decided on February 17, 2009 to award the non-equity incentive compensation payments to the CEO, the CFO and the other Named Executive Officers for fiscal 2008 based upon the full or partial achievement of our operating revenue and net operating income performance goals as established in the 2008 management non-equity incentive plan, which was previously approved by the Committee in November of 2007. The CEO was awarded a bonus equal to approximately 24.7% of his base salary. The other Named Executive Officers, with the exception of Ms. Young, were awarded a bonus equal to 16.8% of their base salaries based on the full or partial achievement of the Company performance goals along with other personal and departmental performance metrics. The non-equity incentive plan payments awarded to Ms. Young were made on a quarterly basis during 2008 based on the achievement of our plan membership and operating revenue performance objectives and after the end of 2008 based on profitability.

Long Term Non-Equity Incentive Compensation

In 2008, the Committee established a long term non-equity incentive arrangement for the CEO. This long-term non-equity incentive arrangement is intended to motivate the CEO to achieve long term success for the Company as well as assist in the retention of the CEO. This long-term non-equity incentive arrangement is designed to reward our CEO for increasing the aggregate book value of our Common Shares over the four year period from 2008 through 2011.

Level	Four Year Average % Increase in Book Value of Common Shares	Resultant Book Value of the Company’s Common Shares at 12/31/2011	Cash Compensation to CEO
Threshold	10%	$7,349,000	5% of 2008 base salary
Target	12%	$7,898,000	15% of 2008 base salary
Stretch	14%	$8,477,000	25% of 2008 base salary
Maximum	16%	$9,088,000	45% of 2008 base salary

If the four year average increase in the book value of the Company’s Common Shares is less than the threshold level of 10%, no long term incentive compensation will be paid to the CEO. No additional compensation is paid for if the four year average increase in the book value of the Common Shares is greater than the maximum level of 16%. In addition, the compensation payable is calculated on a continuum between any two performance levels. If the target performance level is achieved during any two consecutive years prior to the end of the four year period, the CEO may elect to receive 50% of the applicable cash compensation. Also, a new four year performance period commences each year with the approval of the Committee.

Management Equity Incentive Plan

Our Management Equity Incentive Plan is the primary vehicle for offering long-term incentive compensation. We also regard our Management Equity Incentive Plan as a key retention tool. With respect to long-term incentive awards, the Committee implemented the 2006 DCP Holding Company Management Equity Incentive Plan, as amended, which ties a portion of executive compensation to restricted share unit awards that increase in value with the value of the Company’s Common Shares.

In 2008, the Committee granted to the CEO, the CFO and other Named Executive Officers a number of restricted share units (“RSUs”) with a book value at the beginning of the year equal to approximately 5% of each individual’s base salary. These grants were made at the regularly scheduled meeting of the Committee which was held in December of 2007 to be effective January 1, 2008. The Committee apprised the Board of Directors of these grants in December of 2007. An executive or key employee must be a Company employee for more than one year before becoming eligible to receive RSU grants. These RSUs vest over the course of a four year period, with 10% vesting in year one, 20% vesting in year two, 30% vesting in year three and 40% vesting in year four. There are no performance criteria associated with the vesting of these RSUs. The only requirement for vesting is that the individual is an employee of the Company at the end of the vesting year in question.

Because of the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important to us to retain our executive officers and key employees, we realized that it is important that our executive officers and key employees can elect to receive their restricted share units as deferred compensation in lieu of taxable restricted share awards. Accordingly, the Company has established the DCP Holding Company Deferred Compensation Plan. Under the terms of the deferred compensation plan, our executives and key employees can elect to defer a portion of their cash compensation and their granted RSUs as they vest. Because deferred cash compensation and deferred RSUs can appreciate in value on a tax-deferred basis, we believe that this is a more efficient way to reward them for and motivate them toward superior long-term performance.

Perquisites

We limit the perquisites that we make available to our executives. Our executives are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

The perquisites we provided in fiscal 2008 are as follows: The CEO, CFO and Chief Marketing Officer received a monthly car allowance and the CEO was authorized to be reimbursed for club membership fees.

Our health and insurance plans are the same for all employees. In general, our employees pay 25% of the health premium due. Employees that elect to not participate in the Company’s health insurance plan receive a monthly health care cost allowance of $200.00. All employees who participated in our 401(k) plan received matching funds equal to 50% of the first 4% of their base salary that they elect to contribute into the 401(k) plan. All of our named executive officers participated in our 401(k) plan and received matching funds. All employees are allowed to receive cash for up to two weeks of unused vacation time.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Share Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Anthony A. Cook President & CEO	2008	$283,000	$6,691	$81,296	$(6,292)	$19,543	$384,238
	2007	267,050	3,090	80,262	5,306	38,551	394,259
	2006	252,000	932	76,440	720	44,975	375,067

Robert C. Hodgkins, Jr., Vice President & CFO	2008	187,565	4,843	30,837	1,613	9,863	234,721
	2007	176,723	2,303	31,860	575	16,456	227,917
	2006	160,192	725	32,000	21	12,683	205,621

Ann Young, Chief Marketing Officer	2008	113,165	2,899	87,362	(8,566)	10,213	205,073
	2007	102,859	1,412	85,000	2,005	10,008	201,284
	2006	93,000	466	72,947	252	9,633	176,298

Laura S. Hemmer Director—Information Technology	2008	121,474	3,221	19,928	1,092	3,719	149,434
	2007	114,453	1,569	20,592	401	8,880	145,895
	2006	103,767	518	19,300	15	9,955	133,555

Cynthia A. Law (5) Director—Operations	2008	116,113	601	19,526	71	2,319	138,630
	2007	111,603	0	20,165	0	0	131,768
	2006	38,152	0	6,900	0	0	45,052

(1)	For 2008 includes the 30% vesting of the 2006 restricted share unit awards, the 20% vesting of the 2007 restricted share unit awards and the 10% vesting of the 2008 restricted share unit awards.
(2)

The 2008 non-equity incentive plan compensation for the CFO and other Named Executive Officers is equal to 16.8% of their base salaries with the exception of Anthony A. Cook and Ann Young. The 2008 non-equity incentive plan compensation for the President & CEO is equal to 24.7% of his base salary for the short term non-equity incentive plan portion and 4.1% of his base salary for the long term non-equity incentive plan portion. The 2008 non-equity incentive plan compensation for Ann Young is based on four quarterly bonuses of $14,709 each on average and a $28,526 year-end bonus tied to membership, revenue and profitability performance goals. See “Short Term Non-Equity Incentive Compensation” and “Long Term Non-Equity Incentive Compensation” in Compensation Discussion and Analysis.

(3)

For 2008 includes the increase in the book value of the vested restricted share units from grant date to December 31, 2008 and the investment earnings and / or losses from deferred cash compensation in 2008.

(4)	For 2008 includes:

Car allowances for: Anthony Cook, $6,000, Robert Hodgkins, $6,000, and Ann Young, $5,400.

Health care credits for: Anthony Cook, $2,400, and Ann Young, $2,400.

401(k) matching contributions for: Anthony Cook, $5,814, Robert Hodgkins, $3,863, Ann Young, $2,413, Laura Hemmer, $2,320 and Cynthia Law, $2,319.

Cash payments in lieu of vacation time for: Laura Hemmer, $1,399.

Club membership fees for: Anthony Cook, $5,329.

(5)	Cynthia Law became a Company employee on August 14, 2006. Therefore Cynthia Law was not eligible to be granted any restricted share units for 2006 and 2007.

GRANTS OF PLAN-BASED AWARDS

Name	Board Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
			Threshold ($)	Target ($)(1)	Maximum ($)	Threshold ($)	Target ($)(2)	Maximum ($)	Grant Date Fair Value of Share Award ($)
Anthony A. Cook, President and Chief Executive Officer	12/12/07	1/2/08	—		—	—	21,804	—	14,430
	12/10/08			88,296
	10/21/08			31,838

Robert C. Hodgkins, Jr., Vice President and Chief Financial Officer	12/12/07	1/2/08	—		—	—	14,536	—	9,620
	12/10/08			35,123

Ann Young, Chief Marketing Officer	12/12/07	1/2/08	—		—	—	8,176	—	5,411
	12/10/08			90,000				—	—

Laura S. Hemmer, Director—Information Technology	12/12/07	1/2/08	—		—	—	9,085	—	6,012
	12/10/08			23,133

Cynthia A. Law, Director—Operations	12/12/07	1/2/08	—		—	—	9,085	—	6,012
	12/10/08			21,416

(1)

The non-equity incentive plan compensation target amount for Anthony Cook was established at 30% of his fiscal 2009 base salary of $294,320 for the short term non-equity incentive plan and at $31,838 for the 2008 long term non-equity incentive plan award. The non-equity incentive plan compensation target amounts for the CFO and the other named executive officers, with the exception of Ms. Young, was established at 18% of each officer’s fiscal 2009 base salary. These compensation target levels correspond to our achievement of 100% of plan membership, operating revenue and net operating income as set forth in our financial plan for fiscal 2009. The non-equity incentive plan compensation target amount for Ms. Young, our Chief Sales and Marketing Officer, was established at $15,000 per quarter in 2009 and $30,000 at the end of 2009 based on the achievement of specific plan membership and operating revenue performance goals for each quarter and for the fiscal year as a whole. (see Short Term Non-Equity Incentive Compensation on page 12 and Long Term Non-Equity Incentive Plan on page 13)

(2)

Represents restricted share units granted to the Named Executive Officers pursuant to the Company’s 2006 Dental Care Plus Management Equity Incentive Plan in January of 2008: Anthony A. Cook, 24 shares, Robert C. Hodgkins, Jr., 16 shares, Ann Young, 9 shares, Laura S. Hemmer, 10 shares, Cynthia A. Law, 10 shares. Because each Named Executive Officer elected to defer receipt of these shares pursuant to the Company’s Deferred Compensation Plan the shares have been treated as phantom shares pursuant to the Issuer’s Deferred Compensation Plan. Each phantom share is the economic equivalent to one Class B Common Share and under the Deferred Compensation Plan will be settled in cash when each Named Executive Officer terminates his or her status as an employee of the Company. The phantom shares vest over a period of 4 years on the anniversary of the date of grant as follows: January 2008 grants—10% 2008, 20% 2009, 30% 2010, 40% 2011.

The amounts reflected above assume a future book value per Class B Common Share for the January 2008 grants of $908.48 as of December 31, 2011. This future book value is calculated by applying the three year historical average growth rate in the book value per Class B Common Share over the four year vesting period. (see Management Equity Incentive Plan on page 12)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Restricted Share Unit Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Anthony A. Cook, President & CEO	44.9	$30,164
Robert C. Hodgkins, Jr., Vice President & CFO	31.2	20,960
Ann Young, Chief Marketing Officer	18.0	12,093
Laura S. Hemmer, Director—Information Technology	20.0	13,436
Cynthia A. Law, Director—Operations	9.0	6,046

(1)	Reflects the number of granted and unvested restricted share units (“RSUs”) at December 31, 2008.

Anthony A. Cook

2006 grant, 7.2 RSUs unvested; 2007 grant, 16.1 RSUs unvested; 2008 grant, 21.6 RSUs unvested

Robert C. Hodgkins, Jr.

2006 grant, 5.6 RSUs unvested; 2007 grant, 11.2 RSUs unvested; 2008 grant, 14.4 RSUs unvested

Ann Young

2006 grant, 3.6 RSUs unvested; 2007 grant, 6.3 RSUs unvested; 2008 grant, 8.1 RSUs unvested

Laura S. Hemmer

2006 grant, 4.0 RSUs unvested; 2007 grant, 7.0 RSUs unvested; 2008 grant, 9.0 RSUs unvested

Cynthia A. Law

2008 grant, 9.0 RSUs unvested

(2)

The values of the granted and unvested RSUs are based on the book value of a Class B Common Share at December 31, 2008 of $671.81. Depending on the Company’s performance, the book value will be different at the time of vesting. For example, the book value of the Class B redeemable common share was $518.05, $532.82 and $601.23 on December 31, 2005, December 31, 2006 and December 31, 2007, respectively.

(see Management Equity Incentive Plan on page 14)

OPTIONS EXERCISES AND RESTRICTED SHARE UNITS VESTED

	Restricted Share Unit Awards
Name	Number of RSUs Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Anthony A. Cook, President & CEO	12.4	$13,503
Robert C. Hodgkins, Jr., Vice President & CFO	9.0	9,943
Ann Young, Chief Marketing Officer	5.4	6,046
Laura S. Hemmer, Director—Information Technology	6.0	6,718
Cynthia A. Law, Director—Operations	1.0	672

(1)	The values of the granted and vested restricted share units (“RSUs”) are based on the book value of a Class B Common Share at December 31, 2008 of $671.81.

Post-Employment Compensation

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers are eligible to participate in our 401(k) contributory defined contribution plan. In any plan year, we will contribute to each participant a matching contribution equal to 50% of the first 4% of the participant’s compensation that has been contributed to the plan. All executive officers and named executives participated in our 401(k) plan during fiscal 2006 and received matching contributions.

Non-Qualified Deferred Compensation

Name and Principal Position	Executive Contributions in Last Fiscal Year-End (1)	Registrant Contributions in Last Fiscal Year-End (2)	Aggregate Earnings in Last Fiscal Year-End (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Anthony A. Cook, President and Chief Executive Officer	$35,813	$6,691	$(6,292)	$(30,460)	$74,763

Robert C. Hodgkins, Jr., Vice President and Chief Financial Officer	—	4,843	1,613	—	10,080

Ann Young, Chief Sales and Marketing Officer	12,987	2,899	(8,566)	—	33,044

Laura S. Hemmer, Director—Information Technology	—	3,221	1,092	—	6,816

Cynthia A. Law, Director—Operations	—	601	71	—	672

(1)	Includes deferred salary and bonus compensation in 2008.
(2)	Includes granted restricted share unit awards that vested in 2008.
(3)	Includes investment earnings on deferred cash compensation (1) and the increase in the book value of a Class B Common Share associated with the granted and vested restricted share unit awards.

Other Post-Employment Payments

All of our employees are employees-at-will and as such do not have employment agreements with us, except in the case of Anthony A. Cook, President and Chief Executive Officer. We also do not provide post-employment health coverage or other benefits; provided, however, upon termination of employment each Named Executive Officer is entitled to a lump sum payment for unused vacation time based on the Named Executive Officer’s current salary.

Employment Agreement

In the fourth quarter of 2008, we executed a Third Amended and Restated Employment Agreement with Anthony A. Cook for the year from January 1, 2008 through December 31, 2008 that is automatically extended for additional one year periods on the same terms and conditions unless on or prior to November 15th of any year the Company or Anthony A. Cook provides written notice to the other party of termination of the Employment Agreement at the end of the current one-year term. This agreement provides for certain benefits upon an involuntary termination of employment, other than for cause. In the event that the Company is sold, transferred and/or merged with another entity, it shall be not be deemed an event of good cause to terminate the CEO. The benefits to be received by the CEO whose employment is terminated without good cause include: receipt of a severance pay for up to 12 months at the CEO’s then current monthly salary, eligibility to receive a bonus based on up to 30% of the severance pay amount, continuation of health, life and disability benefits for eight months after the termination of employment.

If a termination of the employment of the CEO without good cause had occurred as of December 31, 2008, we estimate that the value of the benefits under this Employment Agreement would have been as follows:

Name	Severance Pay (1)	Continuation of Benefits (2)
Anthony A. Cook, President & CEO	$392,724	$17,006

(1)	Severance pay is based on his 2009 base salary, bonus potential for the 2008 fiscal year and payment related to RSUs.
(2)	Based on continuation of 401(k) match, healthcare credit, and vacation pay.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
Stephen T. Schuler, DMD, Chairman of the Board	$34,581	$16,233	$(17,799)	$33,015

Roger M. Higley, DDS, Vice Chairman of the Board	19,600	16,233	(7,334)	28,499

Fred H. Peck, DDS, Treasurer	17,800	16,233	4,023	38,056

Fred J. Bronson, DDS, Secretary	17,000	16,233	2,470	35,703

Michael Carl, DDS	22,600	16,233	4,023	42,856
Jack M. Cook, MHA	18,500	16,233	4,023	38,756
Ross A. Geiger	17,900	16,233	4,023	38,156
David A. Kreyling, DMD	23,200	16,233	4,023	43,456
James E. Kroeger, MBA, CPA	20,500	16,233	4,023	40,756
Donald J. Peak, CPA	20,000	16,233	4,023	40,256
Molly Meakin-Rogers, MBA, CPA	22,700	16,233	4,023	42,956
Mark Zigoris, DDS	16,200	16,233	2,470	34,903

(1)	Includes the grant of 27 restricted share units (“RSUs”) to all directors.
(2)

Includes investment earnings (losses) on deferred cash compensation for Dr Schuler and Dr. Higley and the increase in the book value of a Class B Common Share associated with the vested restricted share unit awards.

Overview of Director Compensation and Procedures

Director compensation is the responsibility of the Governance Committee (the “Committee”). The director compensation objectives and principles established by the Committee are that: (1) directors should be appropriately compensated for their time and effort; and (2) director compensation should be approached on an overall basis, should motivate behavior and be aligned with the long-term interest of the shareholders. The Committee reviews the level of compensation of our directors every two years. To determine how appropriate the current level of compensation for our directors is, we have historically obtained data from a number of different sources including:

•	publicly available data describing director compensation in peer companies;

•	information obtained from the National Association of Corporate Directors.

The Committee has determined that the compensation of our directors for 2008 is within the bottom quartile of the compensation of directors of companies of comparable size in our industry.

Director Compensation

We compensate non-employee members of the Board through a combination of cash and equity-based compensation. In 2008, Company directors $7,800 per year for serving as a member of our Board of Directors. They also received $500 for each regular or special Board of Directors’ meeting attended. In addition, we paid directors serving on committees the following:

Chairman -	$400 per meeting

Committee Member -	$300 per meeting

Our directors may defer receipt of some or all of their annual fees, attendance fees and committee fees under The DCP Holding Company / Dental Care Plus, Inc. Deferred Compensation Plan (the “Plan”). Under this Plan, directors may either invest deferred compensation in DCP Holding Company share equivalents or in a tax-managed mutual fund.

In December of 2007, our directors each were granted a restricted shares award for 2008 entitling each of them to receive 27 restricted shares with a book value of $601.23 per unit as of December 31, 2007. Eleven directors elected to defer this compensation until termination of Board membership. One director elected to defer this compensation until May 1, 2009. The vesting of these restricted shares awards was conditioned upon the attendance by each director of at least 75% of their scheduled meetings during 2008. In January of 2009, DCP Holding Company management determined that all twelve Board members met the 75% attendance requirement for 2008. Accordingly, all of these restricted share awards are now fully vested.

REPORT OF BENEFITS AND COMPENSATION COMMITTEE

The Benefits and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) with management for the year ended December 31, 2008. Based on the reviews and discussions referred to above, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

By the Benefits and Compensation Committee of the Board of Directors:

David A. Kreyling, DMD, Chairman

Stephen T. Schuler, DMD

Jack M. Cook, MHA

Roger M. Higley, DDS

Molly Meakin-Rogers, MBA, CPA

BENEFITS AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER

PARTICIPATION

Our Benefits and Compensation Committee currently consists of David A. Kreyling, DMD, Jack M. Cook, MHA, Roger M. Higley, DDS, Stephen T. Schuler, DMD and Molly Meakin-Rogers, MBA, CPA. No interlocking relationship exists between any member of our Board of Directors or Benefits and Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Benefits and Compensation Committee is or was formerly an officer or an employee of DCP Holding Company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

None. Seven members of the Company’s Board of Directors are participating providers in the Company’s dental plans, none of which received claims payments in excess of $120,000 in 2008.

Review, Approval or Ratification of Transactions with Related Persons

A related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving (i) the Company and the Company’s subsidiaries and (ii) any Company employee, officer, director (including a nominee), 5% shareholder or an immediate family member of any of the foregoing without regard to the dollar amount involved.

It is also the policy of the Company that a related party transaction as defined above will not be prohibited merely because it is required to be disclosed or because it involves related parties. Instead, it must be disclosed in advance to the Company and then may be approved by the Governance Committee or, under certain circumstances, by the Board of Directors, if it does not present any improper conflicts of interest.

The Governance Committee of the Board of Directors is responsible for applying the Company’s policies and procedures relative to related party transactions. The Audit Committee has been assigned the responsibility of monitoring potential related party transactions and reporting them to the Governance Committee. The development of the Company’s policies and procedures relative to related party transactions and the Company’s adherence to these policies are documented in the meeting minutes of the Board of Directors and the Governance and Audit Committees.

The Company has not entered into any related party transactions that are required to be reported during 2008. The Company has entered into related party transactions with directors who are also participating providers discussed above.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Any shareholder proposals intended to be presented at the Company’s 2010 Annual Meeting of Shareholders must be received by the Secretary of the Company at 100 Crowne Point Place, Sharonville, Ohio, 45241-5427 on or before November 25, 2009, for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting of Shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in the Company’s proxy statement for the 2010 Annual Meeting of Shareholders, the proxies named in the management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless the Company receives notice of the matter to be proposed not later than February 6, 2010. Even if proper notice is received on or prior to February 6, 2010, the proxies named in the Company’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising the shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of DCP Holding Company’s Common Shares to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. These executive officers, directors and 10% shareholders are also required by SEC rules to furnish us with copies of all such forms that they file. Based on our review of the copies of such forms received by us we believe that during fiscal 2008 all Section 16(a) filing requirements applicable to our executive officers, directors and 10% shareholders were complied with except that (i) each of the following persons inadvertently was late in filing one Form 4 in connection with the Company’s grants of restricted share units at the beginning of 2008: Fred J. Bronson, Michael Carl, Jack M. Cook, Ross A. Geiger, Roger M. Higley, David A. Kreyling, James E. Kroeger, Donald J. Peak, Fred H. Peck, Molly Meakin-Rogers, Stephen T. Schuler, Mark Zigoris, Anthony A. Cook, Robert C. Hodgkins and Ann Young; and (ii) Anthony A. Cook and Stephen T. Schuler were late in filing a Form 4 for ten and four transactions, respectively, in connection with the acquisition of phantom shares in 2008.

OTHER MATTERS

The following table sets forth the fees paid or accrued by us for services provided by Deloitte & Touche LLP, our independent registered public accounting firm, for each of our last two fiscal years:

	Fiscal Years Ended
	2007	2008
Audit Fees	$193,731	$192,500
Audit Related Fees	20,900	37,248
Tax Compliance and Consulting Fees	30,145	—
All Other Fees	—	—

Total	$244,776	$229,748

We have not selected our independent registered public accounting firm for 2009. The Audit Committee of the Board of Directors will make this selection later in the year. Representatives of Deloitte & Touche LLP, which served as the Company’s independent registered public accounting firm during 2008 and are expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Audit Committee has establish policies and procedures for the review and pre-approval of all audit and non-audit services to be provided by the independent auditor and the associated fees that are documented in the Company’s Audit Committee Charter.

Miscellaneous

If the enclosed proxy card is executed and returned to us, the persons named in it will vote the shares represented by that proxy at the meeting. The form of the proxy permits specification of a vote for the election of directors as set forth under “Election of Directors” above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the Class A Common Shares represented will be voted in accordance with that specification. If no specification is made, those Class A Common Shares will be voted at the meeting to elect directors as set forth under “Election of Directors” above. Under Ohio law broker non-votes and abstain votes will not be counted in favor of or against any nominee but will be counted as present for purposes of determining whether a quorum has been achieved at the meeting. As stated above, director nominees who receive the greatest number of affirmative votes will be elected directors. All other matters to be considered at the meeting (including the vote to set the size of the Board) require for approval the favorable vote of a majority of the Class A Common Shares voted at the meeting in meeting or by proxy (or such different percentage as established by applicable law). If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. The Company does not know of any other matter that will be presented for action at the meeting and the Company has not received any timely notice that any of the Company’s shareholders intend to present a proposal at the meeting.

QUESTIONS?

If you have questions or need more information about the Annual Meeting of Shareholders, write to:

Anthony A. Cook

DCP Holding Company

100 Crowne Point Place

Sharonville, Ohio 45241

or call us at (513) 554-1100.

By Order of the Board of Directors

/s/ Anthony A. Cook

ANTHONY A. COOK

President, Chief Executive Officer and Director

Sharonville, Ohio

March 24, 2009

Appendix 1

DCP Holding Company

Audit Committee Charter

Amended and Restated – March 10, 2009

Purpose

The purposes of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of DCP Holding Company (the “Company”) are (i) to assist the Board in overseeing (a) the integrity of the financial statements of the Company and the Company’s accounting and financial reporting processes, (b) the effectiveness of internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, when required, (c) the Company’s compliance with legal and regulatory requirements, (d) the Company’s independent auditor’s qualifications and independence, and (e) the performance of the Company’s independent auditor; and (ii) to prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In addition to those set forth in this Charter, the Committee will have such additional authority and responsibilities as may be granted to or imposed on audit committees from time to time by applicable law, SEC rules, or applicable listing standards, if any, and shall discharge all of its authority and responsibilities in accordance therewith. The Committee may conduct or authorize the conducting of such investigations within the scope of its authority and responsibilities as it considers appropriate, and may retain, at the Company’s expense, such legal, accounting or other advisers as the Committee considers necessary or advisable for the full and faithful execution thereof. In discharging its responsibilities, the Committee is not responsible for planning or conducting audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles and applicable rules and regulations. These matters are the responsibility of management and the independent auditor.

Composition and Member Qualifications

The Committee shall be comprised of at least three directors. Except as provided below, each member of the Committee must be independent, as the term “independent” is defined for purposes of applicable federal securities laws and the listing standards of the NASDAQ Stock Market (the “NASDAQ”) or such other listing standards selected by the Committee. Each Committee member must meet the financial literacy and experience standards applicable to him or her under applicable law, SEC rules and NASDAQ or other listing standards. At least one member of the Committee must be an “audit committee financial expert” as defined by the SEC in Item 407(d) of Regulation S-K. Each Committee member must be free of any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment. The members of the Committee will be appointed by and serve at the pleasure of the Board. The Board has the sole authority to remove Committee members and to fill vacancies on the Committee. The Board will appoint the chairperson.

Notwithstanding the above, at the discretion of the Board the Committee may include additional two members, who because they or their businesses are providers in the Company’s dental network are not independent as the term independent is defined under applicable federal securities laws and the listing standards of the NASDAQ or other applicable listing standards, who are (i) otherwise affirmatively determined by the Board to be independent of management, (ii) financially literate, and (iii) able to exercise independent judgment. At least annually, the Board shall review and confirm the qualifications of each Committee member.

Authority and Responsibilities

The Committee shall report directly to the Board of Directors and have the following responsibilities, duties, and authority:

Independent Auditor

1.	appointing, replacing, terminating, compensating, and overseeing of the work of the Company’s independent auditor (the independent auditor shall report directly to the Audit Committee)

2.

approving prior to commencement of all audit and permissible non-audit services to be provided by the independent auditor and the associated fees, if the Committee elects, establishing policies and procedures for the review and pre-approval by the Committee of all auditing services and permissible non-audit services (including the fees and terms thereof) to be performed by the independent auditor

3.	discussing with the independent auditor the following matters:

•	audit scope and plan

•	audit report

•	accompanying management letter, if any

•

all critical accounting policies and practices used by the Company alternative accounting treatments within GAAP related to material items that have been discussed with management, including the effect of the use of alternative treatments and the treatments preferred by the independent auditor

•

the independent auditor’s judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such further matters as the independent auditor presents to the Committee under generally accepted auditing standards

•	the adequacy of the Company’s internal controls

•	any reportable matters identified during the annual or interim audit procedures

•	other material written communications between the independent auditor and the Company’s management

4.

meeting, at least annually, in executive session with the Company’s independent auditor to review any audit problems the independent auditor encountered in performing its audit work and management’s responses thereto

5.

reviewing with management and the independent auditor (including matters outlined in SAS 114, Communications with Audit Committees, as amended) the financial statements and disclosures to be included in the Company’s annual audited financial statements and quarterly statements including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s SEC filings

6.	at least annually, obtaining and reviewing a written report by the independent auditors describing:

•	written report regarding the independent auditing firm’s internal quality control procedures

•	any material issues raised by the most recent internal quality control review, or peer review, of the independent auditing firm

•

any material issues raised by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditing firm

•	any steps taken to deal with any issues raised in such internal quality control reviews, peer reviews, or governmental or professional authority inquiries or investigations, and

•	all relationships between the independent auditor and the Company

7.

annually evaluate the independent auditor’s qualifications, performance and independence, including a review an evaluation of the lead partner, taking into account the opinions of Company management and the Company’s internal auditors (if any), and to report its conclusions to the Board

8.	assuring regular rotation of the lead audit partner, as required by law

9.	establishing policies for the hiring of employees or former employees of the independent auditor

Internal Audit

10.

advising and concurring with management on the organization of the Company’s internal audit function, and reviewing and having veto power over the appointment, replacement, reassignment or dismissal of the director of internal audit, if one is appointed

11.	meeting and consulting with the Company’s internal auditor, if any, outside the presence of management at such times and in such circumstances as the members of the Committee shall deem necessary

Risk Assessment

12.	establishing procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or other auditing matters, and

•	confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters

13.	receiving reports of any violations of the Company’s code of conduct

14.	monitoring potential related party transactions and reporting them to the Governance Committee of the Board of Directors

15.	receiving periodically a report from the Company’s Chief Executive Officer and Chief Financial Officer describing:

•	all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and

•	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls

16.	reviewing with management the adequacy and effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting

17.

receiving a report, at least annually, from the Company’s general corporate counsel (internal or external, as appropriate) concerning legal and regulatory matters that may have a material impact on the financial statements or on the Company’s contingent liabilities or risks

18.	discussing, at least annually, with senior management:

•

material issues regarding accounting principles and financial statement presentations including any significant changes in the Company’s selection or application of accounting principles, as well as the clarity and completeness of the Company’s financial statements an item that impact the representational faithfulness, verifiability and neutrality of accounting information;

•

analyses prepared by management setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP (or Statutory, as applicable) methods on the financial statements;

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company

•	the Company’s significant financial and non-financial risks and the steps management has taken to monitor and mitigate such risks

Committee Meetings and Other Matters

19.

meeting, in person or via telephonic meeting, at least six times each year, more frequently if circumstances make that preferable. The Committee may ask members of management or others to attend the meetings and is authorized to receive all pertinent information from management. The Committee shall have authority to delegate its authority to subcommittees, in each case to the extent permitted by applicable law. The chairperson will, in conjunction with appropriate members of the Committee and management, establish the meeting calendar and set the agenda for each meeting. All Committee members may suggest the inclusion of matters for the agenda. The chairperson of the Committee or a majority of the members of the Committee may call special meetings of the Committee. Following each of its meetings, the Committee shall report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting. The Committee shall keep written minutes of its meetings and deliver a copy of such minutes to the Company’s corporate secretary for inclusion in the corporate records

20.	meeting, when necessary, in executive session outside the presence of any senior executive officer of the Company

21.

obtaining appropriate resources and authority to discharge its responsibilities, including appropriate funding from the Company, in such amounts as the Committee deems necessary, to compensate the independent auditors and any independent counsel or advisors retained by the Committee. The Committee shall have the sole authority to approve related fees and retention terms. In performing its duties, the Committee is authorized to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company as the Committee may deem necessary or appropriate

22.

reviewing, at least annually, this Charter with the Board and recommending any changes to the Board and (b) evaluating, annually, its performance against the requirements of this Charter. The Committee shall conduct its review and evaluation in such manner as it considers appropriate

23.	preparing the report of the Committee required by the rules of the SEC to be included in the Company’s annual proxy statement

24.	performing such other functions as assigned by law or the Board

Proxy must be signed and dated below.

i  Please fold and detach card at perforation before mailing.  i

DCP HOLDING COMPANY	PROXY

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on April 22, 2009.

The undersigned hereby appoints Michael Carl, Ross Geiger and Roger Higley, and each of them, attorneys and proxies of the undersigned with full power of substitution, to attend the Annual Meeting of Shareholders of DCP Holding Company to be held on April 22, 2009 at 6:30 P.M. Eastern Time, at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio 45246 or any adjournment of such Annual Meeting, and to vote the number of Class A Common Shares which the undersigned would be entitled to vote and with all the power the undersigned would possess if personally present.

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 24, 2009, is hereby acknowledged.
Dated: , 2009

Signature(s)
IMPORTANT: Please sign exactly as your name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all must sign.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

i  Please fold and detach card at perforation before mailing.  i

DCP Holding Company	Proxy

This proxy will be voted in accordance with the specification made. If no choices are indicated, this proxy will be voted for the nominees listed in Proposal 1.

1.	To elect seven members of the Board of Directors.

☐ FOR all nominees listed below (except as otherwise marked below)	☐ WITHHOLD authority to vote for all nominees listed below

Instructions: To withhold authority to vote for any individual nominee, draw a line through that nominee’s name listed below.

Fred J. Bronson, DDS Molly Meakin-Rogers, MBA, CPA Anthony A. Cook, MS, MBA	Jack M. Cook, MHA Stephen T. Schuler, DMD	Fred H. Peck, DDS Mark Zigoris, DDS